Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form S-4 of Tower Group, Inc. of our report dated March 6, 2009 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in the Specialty Underwriters’ Alliance, Inc. (“SUA”) Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chicago, IL
October 9, 2009